Exhibit 10.2

MUTUAL SEPARATION AND RELEASE AGREEMENT

BETWEEN:	IMMERSION CANADA CORPORATION, having a place of business at 1105-4200, Saint-Laurent Boulevard, Montreal (Quebec) H2W 2R2;

(the “Company”)

AND:	AARON AKERMAN, residing at 468, Mount Stephen Avenue, Westmount (Quebec) H3Y 2X6;

(“Mr. Akerman”)

(collectively, the “Parties”)

WHEREAS Mr. Akerman commenced employment with the Company as Chief Financial Officer (“CFO”) on or about December 2, 2019;

WHEREAS the Parties have mutually agreed to sever their employment relationship effective August 11, 2023 (the “Separation Date”);

WHEREAS the Parties have agreed that this Agreement also resolves all existing disputes or potential claims related to the hiring, the employment and the cessation of the employment of Mr. Akerman;

WHEREAS Mr. Akerman hereby declares that he is not aware of any act or omission to act on his part that could potentially give rise to any liability or claim for damages against the Company;

WHEREAS Mr. Akerman hereby declares that he has not in any capacity whatsoever, engaged with, provided services for, or otherwise worked for or with, and that he is not currently engaged with, providing services for or otherwise working for or with anyone or any entity other than the Company, and that he will continue to work exclusively for the Company during the entire Working Period, as defined below, it being understood that the foregoing excludes any services with regard to charitable or community service organizations, where such services do not, individually or in the aggregate, interfere with Mr. Akerman’s duties and responsibilities as CFO of the Company or his obligations hereunder, or create a potential conflict of interest;

WHEREAS the Parties have also mutually agreed on the terms and conditions of Mr. Akerman’s continued employment until the Separation Date and the severance of their employment relationship as set forth in the present Mutual Separation and Release Agreement (hereinafter, the “Agreement”);

AND WHEREAS the Parties have mutually agreed to complete this Agreement without any admission of liability whatsoever;

NOW, THEREFORE, in consideration of the foregoing, the Parties have agreed on the following:

1.	Preamble. The above preamble forms an integral part of the Agreement.

2.	Released Parties. For the purpose of this Agreement, the term “Released Parties” includes Immersion Canada Corporation, its predecessors, successors and their affiliates, subsidiaries, groups or divisions, and each of their respective parents, shareholders, mandataries, fiduciaries, directors, officers, employees and other representatives. The releases contained in this Agreement benefit each of these persons and/or entities.

3.	Currency. All currency amounts referred to herein are expressed in Canadian dollars.

4.	Working Period. The Parties agree that Mr. Akerman shall continue to be employed by the Company until the Separation Date (the “Working Period”). As such, during this Working Period, Mr. Akerman agrees to perform his normal duties inherent to the position of CFO for a public company, in addition to any other tasks commensurate with his position as the Board of Directors may assign to him from time to time, until such time as a successor has been identified and that such successor assumes the CFO functions. Once a successor CFO has been hired by the Company to assume the CFO functions, Mr. Akerman shall assist in the smooth transition of function to the new CFO in all matters relevant to the position, as requested by the Company, or by Mr. Akerman’s successor. Mr. Akerman further agrees that, during the Working Period, he shall continue to act with diligence, loyalty, and honesty and shall make all necessary efforts to promote the Company's legitimate business interests.

Without limiting the generality of the foregoing, Mr. Akerman agrees that for the full duration of the Working Period, he shall be available and accessible to the Company at all times during the Company's normal business hours, namely from Monday to Friday, between the hours of 9 a.m. to 5 p.m., except when Mr. Akerman is on authorized vacation pursuant to this Agreement. In any instance where Mr. Akerman anticipates being unavailable or inaccessible during the Company's normal business hours due to non-work related circumstances, he shall immediately notify the Company by contacting Eric Singer, CEO, or whomever he designates.

During this Working Period, unless his employment is terminated in accordance with Section 7, Mr. Akerman will: i) receive a base salary (based on the full annualized rate of $335,000); ii) participate in the group insurance benefit plans of the Company in effect from time to time, in accordance with, and subject to the terms of the formal plan documents; and iii) his Stock Options and Performance-Based Restricted Stock Units (“PSUs”) will continue to vest and be exercisable in accordance with the terms of the applicable award documentation, agreements and plans. For avoidance of doubt and notwithstanding any other provision of the applicable award documentation, agreements or plans, 2,916 of Mr. Akerman’s currently unvested Stock Options will vest on June 13, 2023 and again on July 13, 2023, and 1,875 of his currently unvested PSUs will vest on August 10, 2023, unless his employment is terminated before such vesting dates in accordance with Section 7.

For greater certainty, it is understood and agreed that should the Company put Mr. Akerman on garden leave or cease to require his services (other than in accordance with Section 7) prior to the end of the Working Period, this will not be considered a “Termination” and Mr. Akerman will still be considered to be actively employed and to be actively providing services to the Company until the end of the Working Period for the purposes of this Agreement, and also for purposes of Mr. Akerman’s continued vesting of Stock Options and PSUs and the exercise of his Stock Options. As such, it is acknowledged and agreed, more particularly, that Mr. Akerman will have three (3) months from the Separation Date to exercise any Stock Options that are vested as of that date.

5.	Vacation. Notwithstanding the foregoing, the Company agrees that Mr. Akerman may take paid vacation from July 7 to 14, 2023 inclusively.

6.	Availability for Transitional Needs. Following his cessation of employment as described herein, Mr. Akerman agrees to remain available to the Company as reasonably required, on a basis not to exceed three (3) hours per week, for a period of six (6) consecutive months following the Separation Date, so as to assist with any business transition issues with which he is able to assist. Such assistance will be by phone, email, text messages or virtual meetings. It is understood and agreed that, while Mr. Akerman will make himself reasonably available during this period, he may have limited availability during normal business hours. Expectations regarding availabilities and response times will therefore need to take this into account.

7.	Payments. At the expiry of the Working Period, on condition that he fulfill all of his obligations set out in this Agreement, and on condition that Mr. Akerman remain actively employed by the Company throughout the Working Period, the Company agrees to provide Mr. Akerman, in complete and final settlement of all claims related to his employment with the Company and the severance of their employment relationship, with the following amounts (together, the “Payments”):

(a)	an amount of CAD$167,500.00, less applicable deductions and withholdings, representing six (6) months of Mr. Akerman’s base salary. Fifty percent (50%) of this amount will be payable by direct deposit in one lump-sum payment within five (5) business days of the Separation Date, and the other fifty percent (50%) of this amount will be payable as a salary continuance in accordance with the Company’s normal payroll schedule following the Separation Date; and

(b)	an amount of CAD$50,000.00, less applicable deductions and withholdings, as Mr. Akerman’s 2023 discretionary bonus under the Company’s Executive Bonus Plan in effect from time to time. Fifty percent (50%) of this amount will be payable by direct deposit in one lump-sum payment within five (5) business days of the Separation Date, and the other fifty percent (50%) of this amount will be payable in equal installments over a six (6)-month period following the Separation Date.

Mr. Akerman will not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Mr. Akerman may receive from any other source.

8.	Termination during the Working Period. It is understood that if Mr. Akerman’s employment is terminated by the Company for a serious reason (i.e., cause) or if he resigns without a serious reason at any time during the Working Period, Mr. Akerman agrees and understands that he will not be entitled to the Payments and that he will cease to receive his base salary and benefits as of his last day of work.

9.	Basic Payments. Mr. Akerman will receive any earned but unpaid base salary and accrued but unpaid vacation pay owing as at his last day of employment in accordance with the Company’s normal payroll practices, it being understood that any vacation time taken during the Working Period will be taken into account and will reduce his accrued vacation pay owing accordingly.

10.	E-Trade Shares. In addition to the Payments, if so requested by Mr. Akerman, the Company agrees and undertakes to transfer all of the shares of the Company’s Common Stock currently owned by Mr. Akerman as well as all Common Stock that is acquired by Mr. Akerman pursuant to the vesting of any currently unvested PSUs and/or Stock Options during the Working Period, to Mr. Akerman’s personal account, at the latest on the date that is two (2) business days following the Separation Date, provided that Mr. Akerman is in an open trading window (as such term is described in the Company’s Insider Trading Policy, amended as of June 14, 2019) at that time; if Mr. Akerman is not in an open trading window on the Separation Date, then the transfer will be made within two (2) business days from the first business day of the first open trading window following the Separation Date, subject in all cases to Mr. Akerman having first provided the coordinates of his personal account for such transfer.

11.	Benefits. Mr. Akerman is aware and agrees that all benefits in which he participated during his employment shall cease on the Separation Date, subject to the earlier termination of his employment in accordance with Section 7. Mr. Akerman understands that he may be able to exercise a conversion privilege with respect to his life insurance benefits and that he will have thirty-one (31) days after his last day of employment to exercise such a conversion privilege, if applicable, directly with the insurance carrier.

12.	Resignation as Officer and/or Director. Mr. Akerman agrees and acknowledges that on the Separation Date or at such earlier date as may be requested by the Company, he will have resigned from all officer and/or director positions that he has with the Company, its subsidiaries and/or affiliates, it being understood and agreed that this will in no way affect his entitlements under this Agreement, including, without limitation, his entitlement to receive the Payments, nor alter the date of termination of his employment for purposes of Mr. Akerman’s entitlements in relation to his Stock Options or PSUs or the vesting or exercise of same. Mr. Akerman further agrees that he shall promptly execute such additional documents as are reasonably requested by the Company to evidence and effectuate this Section 11 requirement. The Company agrees to maintain Mr. Akerman’s coverage under the Company’s D&O insurance policies with respect to any acts or omissions occurring prior to his last day of employment with the Company, and this, at least for the duration of the applicable limitations periods.

13.	Release in favour of the Company. Mr. Akerman acknowledges and agrees that, except as provided herein, he is not owed any additional amounts for salary, overtime, bonus, benefits, vacation pay, notice, equity participation, non-equity participation, payment in lieu of notice of termination and reasonable notice of termination, termination indemnity and any vacation pay related thereto, and any other amounts or other interests in the Company related to his employment with the Company or the termination thereof to which he may be entitled pursuant to the Act respecting Labour Standards, the Civil Code of Quebec or any other applicable law, policy, contract or agreement, including without limitation, Mr. Akerman’s offer letter from the Company dated December 2, 2019, the Company’s Executive Bonus Plan in effect from time to time, or the Retention and Ownership Change Event Agreement between the Company and Mr. Akerman, dated December 11, 2019, including any amendments thereto.

Conditional on the full payment of the payments (including the Payments) owed and payable to him and the Company’s compliance with its obligations in accordance with this Agreement, Mr. Akerman, on behalf of himself, his descendants, dependents, executors, administrators and successors agrees and, by this Agreement, hereby waives, generally releases and fully discharges the Released Parties, from any and all claims, actions, causes of action, complaints or any other liability without limitation, no matter how denominated, labeled or pleaded, known or unknown, arising out of, concerning or relating in any way to Mr. Akerman’s employment with the Company or termination thereof, including, but not limited to (i) wrongful dismissal, wages, commissions, restricted stock units, benefits, reasonable notice of termination or indemnity in lieu thereof or breach of contract; (ii) claims and damages for prohibited practices, harassment or discrimination; and (iii) claims under the Act respecting Labour Standards, the Charter of Human Rights and Freedoms, the Act respecting Industrial Accidents and Occupational Diseases, the Civil Code of Quebec and under any other employment-related legislation of a pecuniary nature or any other nature whatsoever.

Mr. Akerman further represents and warrants that he has not filed, and subject to the Company's compliance with its obligations under this Agreement, he covenants that he will not, file any claims, complaints or actions of any kind against the Released Parties with any administrative, provincial or federal entity, court or tribunal. Mr. Akerman also represents and warrants that he has no knowledge or reason to believe that anyone else has filed such a claim, charge, complaint or cause of action on his behalf. In addition, Mr. Akerman hereby expressly renounces, without limitation, to ever being reinstated in any position or title with the Company and hereby declares that the Company has made no representations in this regard.

Notwithstanding the foregoing or any other provision of this Agreement, it is understood and agreed that Mr. Akerman does not renounce, and he shall conserve, his right to be indemnified by the Company or its insurers in accordance with the terms of the Company’s constating documents or D&O insurance policies, as the case may be, in respect of any third party claims made against Mr. Akerman by reason of acts performed by him in the course of his employment, the whole subject to the terms and conditions thereof and applicable law.

Moreover, Mr. Akerman hereby recognizes not having been subject to any form of harassment (including psychological or sexual harassment) or any other discriminatory or prohibited practice in the context of his hiring and employment with the Company up to the date of this Agreement, and having no known workplace injuries and occupational diseases.

14.	Representation and Warranty. Mr. Akerman hereby represents and warrants that he has not engaged in any fraud, theft of Company assets, gross misconduct, breach of fiduciary duty or falsification of any Company documents or records, and that he is not aware any acts or omissions to act on his part which could possibly give rise to any claims against the Company.

15.	Release in favour of Mr. Akerman. In consideration of Mr. Akerman’s obligations and the representations and warranties he makes hereunder, the Company hereby waives, generally releases and fully discharges Mr. Akerman, from any and all known claims, actions, causes of action, complaints, demands, damages and losses of whatever nature, or any other liability without limitation, no matter how denominated, labeled or pleaded, arising out of, concerning or relating in any way to facts of which the Company has knowledge at the time hereof, relating to Mr. Akerman's employment with the Company or termination of such employment. In this regard, Mr. Akerman warrants that he is not aware of and has no reason to believe that he has committed an act, or omitted to commit one, that might give rise to any such claims or liabilities against the Company.

16.	Waiver of Non-Competition Covenants. Mr. Akerman agrees to abide by the terms of any existing agreements or covenants with the Company, including (without limitation) any confidentiality, non-solicitation and/or intellectual property assignment agreement (the “Existing Agreement(s)”), the terms of which are hereby incorporated into this Agreement by reference, provided that, any post-employment non-competition covenant contained therein is hereby waived by the Company. For the avoidance of doubt, all other covenants contained in the Existing Agreement(s) shall remain in full force and effect, including without limitation covenants of non-disclosure and customer and personnel non-solicitation and non-dealing, and covenants requiring Mr. Akerman to assign any intellectual property rights to the Company.

17.	Company Property. Mr. Akerman covenants that he will return by no later than the Separation Date, or as otherwise requested by the Company, all property belonging to the Company in his possession or under his control including without limitation, any key, access card, identification card, cellular phone, computer, software, equipment, and all files, correspondence, confidential information, documents or any other information belonging to the Company, including any reproductions thereof.

18.	Confidential Information. Mr. Akerman represents and warrants that he will not use, communicate, divulge, sell, transfer, circulate or otherwise distribute to any person or otherwise disclose to the public any information relating to the private or confidential affairs of the Company, unless and to the extent he is legally compelled to do so by legal process or applicable law.

19.	Non-Disparagement. Mr. Akerman agrees that he will not at any time, directly or indirectly, make any comments, oral or written, including without limitation on social media, which are intended to or may have the effect of disparaging, criticizing, discrediting, damaging or attacking the reputation, business or personal interests or conduct of the Released Parties.

The Company will use its best efforts to ensure that its senior management employees and Board members do not at any time, directly or indirectly, make any comments, oral or written, including without limitation on social media, which are intended to or may have the effect of disparaging, criticizing, discrediting, damaging or attacking the reputation, business or personal interests or conduct of Mr. Akerman.

20.	Confidentiality. The Parties understand, agree and acknowledge that this Agreement and all the discussions which have led to this Agreement, including without limitation, the fact and existence of this Agreement, are strictly confidential and may not be disclosed, used, divulged, circulated or otherwise distributed to any person, verbally or in writing, except (i) to their legal or financial advisors, (ii) in the case of Mr. Akerman, to his immediate family, to the extent that said persons are subject to the same confidentiality obligation, (iii) by legal process or pursuant to applicable law, until such time as the Company files its current report on Form 8-K to report this Agreement, which shall occur no later than four (4) business days from the date of execution of this Agreement by the Parties. Notwithstanding the foregoing, the Parties agree that: i) an internal announcement advising that Mr. Akerman is stepping down as CFO and leaving the Company will be made once his successor is identified and announced; ii) even though this Agreement will be reported as aforesaid, the Parties will not discuss with or disclose to any third parties the facts or circumstances leading up to the conclusion of this Agreement, except and to the extent as may be required by legal process or pursuant to applicable law; and, iii) the Parties may, however, inform third parties that Mr. Akerman’s employment ended by way of a mutual agreement.

21.	Independent Legal Advice. The Parties acknowledge that they have obtained independent legal advice with respect to this Agreement and that the meaning, effect and terms of this Agreement have been fully explained to them.

22.	Entire Agreement. The Parties agree and understand that this Agreement constitutes the entire agreement between them relating to Mr. Akerman’s employment with the Company and the cessation thereof, and supersedes and replaces any and all other representations, understandings, negotiations and previous agreements, written or oral, express or implied, except for any governing plan or award documentation or agreement with respect to any equity-based awards granted to Mr. Akerman.

23.	Execution. This Agreement may be executed in counterparts (including by facsimile or email), each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

24.	Modification. This Agreement may not be modified except in writing and executed by both Parties.

25.	Governing Laws and Jurisdiction. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein. The Parties agree that all disputes or claims relating to or arising under this Agreement shall be resolved exclusively by binding arbitration conducted by a single arbitrator in compliance with the rules regarding arbitration in the Civil Code of Quebec and the Quebec Code of Civil Procedure. The Parties hereby waive their rights to have any such disputes or claims tried by a court of law. Such arbitration shall be held in Montreal, Quebec.

26.	Transaction. This Agreement constitutes a transaction between the Parties in accordance with Sections 2631 and following of the Civil Code of Québec.

27.	Language. By entering into this Agreement, the Parties acknowledge and agree that the terms and conditions of this Agreement have been negotiated, and that they have expressly requested and are satisfied that this Agreement be drawn up only in English. En signant la présente entente de séparation et quittance, les parties reconnaissent et conviennent que les termes et conditions de la présente entente ont été négociés, et qu’elles ont expressément demandé et sont satisfaites que la présente entente soit rédigée uniquement en anglais.

IN WITNESS WHEREOF, the Parties have signed:

In Miami, Florida this 25th day of May 2023	In Westmount, this 25th day of May 2023
/s/ Eric Singer	/s/ Aaron Akerman
IMMERSION CANADA CORPORATION Per: Eric Singer Title: Authorized Representative	AARON AKERMAN